UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 19, 2024

Battalion Oil Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-35467	20-0700684
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Two Memorial City Plaza 820 Gessner Road, Suite 1100 Houston, TX	77043
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (832) 538-0300

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock par value $0.0001	BATL	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

Seventh Amendment to Merger Agreement

On September 19, 2024, Battalion Oil Corporation, a Delaware corporation (the “Company” or “we”), Fury Resources, Inc., a Delaware corporation (“Parent”), and San Jacinto Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Merger Sub”), entered into a Seventh Amendment (the “Seventh Amendment”) to the Agreement and Plan of Merger, dated as of December 14, 2023 (as amended, modified or supplemented from time to time in accordance with its terms, the “Merger Agreement”), by and among the Company, Parent and Merger Sub, as amended by that certain First Amendment to Agreement and Plan of Merger, dated as of January 24, 2024 (the “First Amendment”), the Second Amendment to the Agreement and Plan of Merger, dated as of February 6, 2024 (the “Second Amendment”), the Third Amendment to the Agreement and Plan of Merger, dated as of February 16, 2024 (the “Third Amendment”), the Fourth Amendment to the Agreement and Plan of Merger, dated as of April 16, 2024 (the “Fourth Amendment”), the Fifth Amendment to the Agreement and Plan of Merger, dated as of June 10, 2024 (the “Fifth Amendment”), and the Sixth Amendment to the Agreement and Plan of Merger, dated as of September 11, 2024 (the “Sixth Amendment”). Capitalized terms used but not otherwise defined in this Current Report on Form 8-K have the meanings given to them in the Merger Agreement.

On September 18, 2024, at a special meeting of the Company’s board of directors (the “Board”), the Board approved, upon the recommendation of the Special Committee of the Board (the “Special Committee”), the Seventh Amendment and the Agreement and Plan of Merger as amended by the Seventh Amendment. The Seventh Amendment reflects the terms of Parent’s previously disclosed revised proposal with respect to the terms of the transactions contemplated by the Merger Agreement (the “Parent Proposal”). Prior to the Company’s entry into the Seventh Amendment, the parties to the Voting Agreement waived, in accordance with the terms and conditions of the Voting Agreement, the termination of the Voting Agreement under Section 4(c) thereof, such that it remains in full force and effect notwithstanding the effectiveness of the Seventh Amendment and the terms and conditions of the Merger Agreement (as amended by the Seventh Amendment).

Pursuant to the Merger Agreement (as amended by the Seventh Amendment), at the effective time of the Merger (the “Effective Time”), each of the Company’s issued and outstanding shares of Common Stock, par value $0.0001 per share (“Common Stock”), shall be converted into the right to receive $7.00 in cash, without interest (the “Amended Merger Consideration”). The Seventh Amendment amends the Merger Agreement such that the amount of merger consideration payable to the holders of the Company’s Common Stock in connection with the transactions contemplated by the Merger Agreement would be reduced from $9.80 per share of Common Stock to $7.00 per share of Common Stock. The Seventh Amendment further amends the Merger Agreement such that the existing holders of the Company’s Series A through Series A-4 preferred stock, par value $0.0001 per share (collectively, the “Preferred Stock”), who are the holders of all of the issued and outstanding Preferred Stock of the Company, will roll over 100% of the Preferred Stock held by them into new preferred equity of Parent following the merger (such proposed rollover, the “Rollover Transaction”). In addition, the Seventh Amendment further amends the Merger Agreement to (a) delete the Company’s right to terminate the Merger Agreement at any time prior to delivering the Evidence of Funding by Parent, (b) add a right for the Company to terminate the Merger Agreement by written notice to Parent if the Closing has not occurred on or before 11:59 p.m. Central Time on November 29, 2024 so long as the Company’s breach of the Merger Agreement is not the primary cause of the Closing not to have occurred, (c) add a customary non-solicitation covenant, in substantially the same form as was present in the Merger Agreement before such covenant was amended in the Second Amendment, prohibiting the Company from soliciting, providing non-public information in response to, or engaging in discussions or negotiations with respect to, proposals relating to alternative business combination transactions, except as permitted under the Merger Agreement, and (d) consistent with the changes to the amount of the Amended Merger Consideration and the structure of the Rollover Transaction contemplated by the Parent Proposal, reduce the amount of aggregate equity financing sufficient to consummate the transactions contemplated by the Merger Agreement (as amended by the Seventh Amendment) reflected in the definition of “Evidence of Funding” in the Merger Agreement from $200,000,000 to $160,000,000 (“Sufficient Equity Financing”).

Furthermore, as of the date of the Seventh Amendment, Parent has delivered the Company sufficient binding equity financing commitments that, in the aggregate, reflect the Sufficient Equity Financing and constitute Qualifying Additional Financing Documents for purposes of the Merger Agreement, and the Seventh Amendment reflects an acknowledgement by Parent and the Company that such delivery has taken place.

The Contribution, Rollover and Sale Agreement (the “Contribution and Rollover Agreement”) has been amended and restated to reflect the modifications contemplated by the foregoing and those described further below in this Current Report on Form 8-K.

Except as modified by the Seventh Amendment, the terms of the Merger Agreement, the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, the Fifth Amendment and the Sixth Amendment, in the forms filed as Exhibit 2.1 to the Current Reports on Form 8-K filed by the Company on December 18, 2023, January 24, 2024, February 6, 2024, February 16, 2024, April 16, 2024, June 11, 2024 and September 11, 2024, respectively, with the Securities and Exchange Commission (the “SEC”), are unchanged.

The foregoing descriptions of the Merger Agreement, the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, the Fifth Amendment and the Sixth Amendment do not purport to be complete and are qualified in their entirety by reference to the full text of the Merger Agreement, the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, the Fifth Amendment and the Sixth Amendment, which were filed as Exhibit 2.1 to the Current Reports on Form 8-K filed by the Company with the SEC on December 18, 2023, January 24, 2024, February 6, 2024, February 16, 2024, April 16, 2024, June 11, 2024 and September 11, 2024, respectively.

The foregoing description of the Seventh Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Seventh Amendment, which is filed as Exhibit 2.1 to this Current Report on Form 8-K.

Certain Related Agreements

Contribution, Rollover and Sale Agreement

In connection with the transactions contemplated by the Merger Agreement (as amended by the Seventh Amendment), the Contribution and Rollover Agreement has been amended and restated (the “A&R Contribution Agreement”) on September 19, 2024 such that Gen IV Investment Opportunities (“LS Power”) has been included as a “Rollover Seller,” and Parent has entered into the Contribution Agreement with LS Power, Luminus Energy Partners Master Fund, Ltd (“Luminus”) and OCM HLCN Holdings, L.P. (“Oaktree” and, together with LS Power and Luminus, the “Rollover Sellers”). Pursuant to the A&R Contribution Agreement, the Rollover Sellers have agreed, prior to the Effective Time, to contribute to Parent certain shares of the Preferred Stock held by them (collectively, the “Rollover Shares”), in exchange for shares of Series A Preferred Stock, par value $0.0001 per share, of Parent (the “Parent Preferred Stock”). In the event that the aggregate Rollover Value (as defined below) of a Rollover Seller’s Rollover Shares exceeds such Rollover Seller’s Maximum Rollover Amount (as defined below), then each Rollover Seller has agreed, prior to the Effective Time, to sell to Parent the shares of Preferred Stock that have an aggregate Rollover Value (as defined below) equal to such excess, for a cash purchase price equal to the aggregate Rollover Value of such shares of Preferred Stock (i.e., a cash purchase price equal to such excess). For purposes of the A&R Contribution Agreement: (a) the “Rollover Value” of each share of the Company’s (i) Series A Preferred Stock is $1,369.21, (ii) Series A-1 Preferred Stock is $1,277.28, (iii) Series A-2 Preferred Stock is $1,276.99, (iv) Series A-3 Preferred Stock is $1,137.91, (v) Series A-4 Preferred Stock is $1,129.53, and (vi) any new class of preferred stock of the Company is the redemption price determined pursuant to Section 8(a) of the Certificate of Designations for such class of preferred stock as of the closing of the transactions contemplated by the A&R Contribution Agreement; provided, that in the case of the foregoing clauses (i), (ii), (iii), (iv) and (v), if such closing does not take place on or prior to September 30, 2024, such amount shall increase at an annual rate of 16% until such closing occurs; and (b) the “Maximum Rollover Amount” of (1) Luminus is $88,427,485, (2) Oaktree is $50,314,480, and (3) LS Power is $34,068,318.

The A&R Contribution Agreement contains representations, warranties, and covenants of Parent and each of the Rollover Sellers, as well as other obligations of the parties. The closing of the transactions contemplated by the A&R Contribution Agreement is conditioned on the satisfaction or waiver of certain customary closing conditions, including the accuracy of the representations and warranties in the A&R Contribution Agreement, the compliance by the parties with the covenants in the A&R Contribution Agreement, the satisfaction or waiver of all conditions to the closing of the Merger, and the consummation by Parent of a common equity financing for total aggregate cash proceeds of at least the amount of the Sufficient Equity Financing.

The foregoing summary of the material terms of the A&R Contribution Agreement is not complete and is qualified in its entirety by reference to the full text thereof, a copy of which is filed herewith as Exhibit B to the Merger Agreement (as amended by the Seventh Amendment) and incorporated by reference herein.

Parent Preferred Stock Purchase Agreement

In connection with the transactions contemplated by the Merger Agreement (as amended by the Seventh Amendment), the Purchase Agreement has been terminated in accordance with its terms by the parties thereto.

Item 8.01 Other Events.

On September 19, 2024, the Company issued a press release announcing it had entered into the Seventh Amendment with Parent and Merger Sub. A copy of this press release is furnished with this Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Important Information for Investors and Stockholders

This communication is being made in respect of the proposed transaction involving the Company and Parent. In connection with the proposed transaction, the Company intends to file the relevant materials with the SEC, including a proxy statement on Schedule 14A and a transaction statement on Schedule 13e-3 (the “Schedule 13e-3”). Promptly after filing its definitive proxy statement with the SEC, the Company will mail the definitive proxy statement and a proxy card to each stockholder of the Company entitled to vote at the special meeting relating to the proposed transaction. This communication is not a substitute for the proxy statement, the Schedule 13e-3 or any other document that the Company may file with the SEC or send to its stockholders in connection with the proposed transaction. The materials to be filed by the Company will be made available to the Company’s investors and stockholders at no expense to them and copies may be obtained free of charge on the Company’s website at www.battalionoil.com. In addition, all of those materials will be available at no charge on the SEC’s website at www.sec.gov. Investors and stockholders of the Company are urged to read the proxy statement, the Schedule 13e-3 and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed transaction because they contain important information about the Company and the proposed transaction. The Company and its directors, executive officers, other members of its management and employees may be deemed to be participants in the solicitation of proxies of the Company stockholders in connection with the proposed transaction under SEC rules. Investors and stockholders may obtain more detailed information regarding the names, affiliations and interests of the Company’s executive officers and directors in the solicitation by reading the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and the proxy statement, the Schedule 13e-3 and other relevant materials that will be filed with the SEC in connection with the proposed transaction when they become available. Information concerning the interests of the Company’s participants in the solicitation, which may, in some cases, be different than those of the Company’s stockholders generally, will be set forth in the proxy statement relating to the proposed transaction and the Schedule 13e-3 when they become available.

Forward-Looking Statements

All statements and assumptions in this communication that do not directly and exclusively relate to historical facts could be deemed “forward-looking statements.” Forward-looking statements are often identified by the use of words such as “anticipates,” “believes,” “estimates,” “expects,” “may,” “could,” “should,” “forecast,” “goal,” “intends,” “objective,” “plans,” “projects,” “strategy,” “target” and “will” and similar words and terms or variations of such. These statements represent current intentions, expectations, beliefs or projections, and no assurance can be given that the results described in such statements will be achieved. Forward-looking statements include, among other things, statements about the potential benefits of the proposed transaction; the prospective performance and outlook of the Company’s business, performance and opportunities; the ability of the parties to complete the proposed transaction and the expected timing of completion of the proposed transaction; as well as any assumptions underlying any of the foregoing. Such statements are subject to numerous assumptions, risks, uncertainties and other factors that could cause actual results to differ materially from those described in such statements, many of which are outside of the Company’s control. Important factors that could cause actual results to differ materially from those described in forward-looking statements include, but are not limited to, (i) the risk that the proposed transaction may not be completed in a timely manner or at all; (ii) the failure to receive, on a timely basis or otherwise, the required approvals of the proposed transaction by the Company’s stockholders; (iii) the possibility that any or all of the various conditions to the consummation of the proposed transaction may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); (iv) the possibility that competing offers or acquisition proposals for the Company will be made; (v) the occurrence of any event, change or other circumstance that could give rise to the termination of the definitive transaction agreement relating to the proposed transaction, including in circumstances, which would require the Company to pay a termination fee; (vi) the effect of the announcement or pendency of the proposed transaction on the Company’s ability to attract, motivate or retain key executives and employees, its ability to maintain relationships with its customers, suppliers and other business counterparties, or its operating results and business generally; (vii) risks related to the proposed transaction diverting management’s attention from the Company’s ongoing business operations; (viii) the amount of costs, fees and expenses related to the proposed transaction; (ix) the risk that the Company’s stock price may decline significantly if the Merger is not consummated; (x) the risk of shareholder litigation in connection with the proposed transaction, including resulting expense or delay; and (xi) other factors as set forth from time to time in the Company’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as may be updated or supplemented by any subsequent Quarterly Reports on Form 10-Q or other filings with the SEC. Readers are cautioned not to place undue reliance on such statements which speak only as of the date they are made. The Company does not undertake any obligation to update or release any revisions to any forward-looking statement or to report any events or circumstances after the date of this communication or to reflect the occurrence of unanticipated events except as required by law.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are furnished as part of this Current Report on Form 8-K:

Exhibit No.	Description

2.1	Seventh Amendment to Agreement and Plan of Merger, dated September 19, 2024, by and among Battalion Oil Corporation, Fury Resources, Inc. and San Jacinto Merger Sub, Inc.
99.1	Press Release, dated September 19, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BATTALION OIL CORPORATION

September 19, 2024	By:	/s/ Matthew Steele

Name: Matthew Steele
Title: Chief Executive Officer